EXHIBIT 12
                                                                     (Unaudited)
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              CHAMPION INTERNATIONAL CORPORATION AND SUBSIDIARIES
               Computation of Ratios of Earnings to Fixed Charges
                  (In thousands of dollars, except ratio data)
                                                                                                                 Nine Months Ended
                                                                   Years Ended December 31,                        September 30,
                                           ------------------------------------------------------------      ----------------------
                                              1992         1993        1994           1995         1996          1996         1997
                                           -------    ---------     -------     ----------     --------      --------     ---------
Income (Loss) From Continuing
  Operations                               $13,920    ($134,454)    $63,305       $771,835     $141,306      $131,202     ($28,275)

Add (Deduct):
  Income Taxes                              (4,328)     (31,222)     24,951        464,728       63,664        68,602      (26,675)
  Portion of Rents Representative
    of an Interest Factor                    8,694        8,401       8,373          8,181        9,954         7,295        8,445
  Interest Expense on all Indebtedness     249,732      262,558     248,079        240,383      240,668       176,730      191,511
  Capitalized Interest                     (43,437)     (37,900)    (12,993)       (14,367)     (18,454)      (14,336)     (11,151)
  Equity Income of, Less Dividends
    Received From, Unconsolidated
    Affiliates                                (972)        (463)       (337)          (338)      (1,000)       (903)          (861)

Income (Loss), as adjusted                 $223,609     $66,920    $331,378     $1,470,422     $436,138      $368,590     $132,994
                                           ========     =======    ========     ==========     ========      ========     ========


Fixed Charges:
  Portions of Rents Representative
    of an Interest Factor                    $8,694      $8,401       $8,373        $8,181       $9,954        $7,295       $8,445
  Interest Expense on all Indebtedness      249,732     262,558      248,079       240,383      240,668       176,730      191,511

                                            -------    --------      -------       -------      -------       -------      -------
Fixed Charges                              $258,426    $270,959     $256,452      $248,564     $250,622      $184,025     $199,956



Ratio of Earnings to Fixed Charges             0.87        0.25         1.29          5.92         1.74         2.00         0.67


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